Term sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 6-I dated November 14, 2011 and
underlying supplement no. 1-I dated November 14, 2011	Term sheet to Product Supplement No. 6-I Registration Statement No. 333-177923 Dated February 1, 2012; Rule 433

Structured Investments

$
Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, Dow Jones Industrial AverageSM, the Dow Jones-UBS Commodity IndexSM and the iShares® MSCI EAFE Index Fund due February 28, 2018

General

•	Senior unsecured obligations of JPMorgan Chase & Co. maturing February 28, 2018.*
•	Cash payment at maturity of principal plus the Additional Amount as described below.
•	The notes are designed for investors who seek exposure to any appreciation of an equally weighted basket consisting of two equity indices, one commodity index and an equity fund over the term of the notes. Investors should be willing to forgo interest and dividend payments while seeking repayment of their principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Minimum denominations of $1,000 and integral multiples thereof.
•	The notes are expected to price on or about February 24, 2012 and are expected to settle on or about February 29, 2012.

Key Terms

Basket:	The notes are linked to an equally weighted basket consisting of the S&P 500® Index (“SPX”), the Dow Jones Industrial AverageSM (“DJI”), the Dow Jones-UBS Commodity IndexSM (“DJUBS”) (each a “Basket Index,” and collectively, the “Basket Indices”) and the iShares® MSCI EAFE Index Fund (“EFA”) (the “Basket Fund”). The Basket Indices and the Basket Fund are each referred to as a “Basket Component,” and collectively, the “Basket Components.”
Payment at Maturity:	At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount.
You are entitled to repayment of principal in full at maturity, subject to the credit risk of JPMorgan Chase & Co.
Additional Amount:	The Additional Amount per $1,000 principal amount note paid at maturity will equal $1,000 × the Basket Return × the Participation Rate; provided that the Additional Amount will not be less than the Minimum Amount.
Participation Rate:	At least 100%
Minimum Amount:	$25.00
Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date, which is expected to be on or about February 24, 2012.
Ending Basket Level:	The arithmetic average of the Basket Closing Levels on the Averaging Dates.
Basket Closing Level:	On each Averaging Date, the Basket Closing Level will be calculated as follows:
100 × [1 + (SPX Return × 25%) + (DJI Return × 25%) + (DJUBS Return × 25%) + (EFA Return × 25%)]
Each of the SPX Return, DJI Return, DJUBS Return and the EFA Return reflects the performance of the relevant Basket Component, expressed as a percentage, from the relevant Basket Component closing level or closing price on the pricing date (divided by, in the case of EFA, the Share Adjustment Factor) to its closing level or closing price on the relevant Averaging Date. For additional information, see “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 6-I.
Share Adjustment Factor:	With respect to the Basket Fund, 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Additional Fund Provisions — A. Anti-Dilution Adjustments” in the accompanying product supplement no. 6-I for further information about these adjustments.
Averaging Dates:	February 25, 2013*, February 25, 2014*, February 24, 2015*, February 24, 2016*, February 23, 2017* and February 23, 2018* (the final Averaging Date)
Maturity Date:	February 28, 2018*
CUSIP:	48125VMC1
*	Subject to postponement in the event of a market disruption event as described under “Description of Notes — Payment at Maturity – D. Other Terms” in the accompanying product supplement no. 6-I.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 6-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement no. 6-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying product supplement no. 6-I, underlying supplement no. 1-I, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	If the notes priced today, J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $70.50 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of approximately $30.00 per $1,000 principal amount note. The concessions of approximately $30. 00 per $1,000 principal amount note include concessions to be allowed to selling dealers and concessions to be allowed to any arranging dealer. This commission includes the projected profits that our affiliates expect to realize, some of which may be allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. The actual commission received by JPMS may be more or less than $70.50 and will depend on market conditions on the pricing date. In no event will the commission received by JPMS, which includes concessions and other amounts that may be allowed to other dealers, exceed $80.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-76 of the accompanying product supplement no. 6-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

February 1, 2012

Additional Terms Specific to the Notes

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 6-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 6-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC’s website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC’s website):

•	Product supplement no. 6-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007596/e46161_424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC’s website is 19617. As used in this term sheet, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

•	POTENTIAL PRESERVATION OF CAPITAL AT MATURITY — Subject to the credit risk of JPMorgan Chase & Co., the payout formula allows you to receive at least your initial investment in the notes plus the Minimum Amount if you hold the notes to maturity, regardless of the performance of the Basket. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
•	APPRECIATION POTENTIAL IF THE ENDING BASKET LEVEL (DETERMINED USING AN ANNUAL AVERAGING CONVENTION) IS GREATER THAN THE STARTING BASKET LEVEL— At maturity, in addition to your principal, for each $1,000 principal amount note you will receive a payment equal to $1,000 × the Basket Return × the Participation Rate, provided that this payment (the Additional Amount) will not be less than the Minimum Amount. The Basket Return will reflect the performance of the basket, expressed as a percentage, from the Starting Basket Level of 100 to the Ending Basket Level, which will be the arithmetic average of the Basket Closing Levels on each of the annual Averaging Dates over the term of the notes. See “Selected Risk Considerations – The Annual Averaging Convention Used to Calculate the Ending Basket Level Could Limit Returns” below.
•	DIVERSIFICATION OF THE BASKET COMPONENTS — Because the S&P 500® Index and the Dow Jones Industrial AverageSM, both of which are benchmark indices for the U.S. equity markets, collectively make up 50% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend significantly on the performance of the U.S. equity markets, as represented by the S&P 500® Index and the Dow Jones Industrial AverageSM.
The return on the notes is linked to an equally weighted basket consisting of the S&P 500® Index, the Dow Jones Industrial AverageSM, the Dow Jones-UBS Commodity IndexSM and the iShares® MSCI EAFE Index Fund. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity market. The Dow Jones Industrial AverageSM consists of 30 component stocks that are intended to be representative of the broad market of U.S. industry. The Dow Jones-UBS Commodity IndexSM is composed of exchange-traded futures contracts on physical commodities and is designed to be highly liquid and diversified benchmark for commodities as an asset class. The iShares® MSCI EAFE Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian (Australian and Asian), and Far Eastern markets, as measured by the MSCI EAFE Index, which we refer to as the iShares® MSCI EAFE Index Fund Underlying Index. For additional information about the Basket Components, see the information under “The S&P 500® Index,” “The Dow Jones Industrial AverageSM,” “The Dow Jones-UBS Commodity IndexSM” and “The iShares® MSCI EAFE Index Fund” in the accompanying underlying supplement no. 1-I.
•	TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 6-I. Subject to the limitations described therein, in the opinion of our special tax counsel, Sidley Austin llp, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” You will generally be required to recognize interest income in each year at the “comparable yield,” as determined by us, although we will not make any payments with respect to the notes until maturity. Interest included in income will increase your basis in the notes. Generally, amounts received at maturity or earlier sale or disposition in excess of your basis will be treated as additional interest income while any loss will be treated as an ordinary loss to the extent of all previous interest inclusions with respect to the notes, which will be deductible against other income (e.g., employment and interest income), with the balance treated as capital loss, the deductibility of which may be subject to limitations. Purchasers who are not initial purchasers of notes at the issue price should consult their tax advisers with respect to the tax consequences of an investment in the notes, including the treatment of the difference, if any, between their basis in the notes and the notes’ adjusted issue price.
Subject to certain assumptions and representations received from us, the discussion in this section entitled “Notes Treated as Contingent Payment Debt Instruments,” when read in combination with the section entitled “Material
JPMorgan Structured Investments —	TS-1
Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, Dow Jones Industrial AverageSM, the Dow Jones-UBS Commodity IndexSM and the iShares® MSCI EAFE Index Fund

U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Sidley Austin llp regarding the material U.S. federal income tax treatment of owning and disposing of the notes.
•	COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the pricing supplement for the notes, which we will file with the SEC. If the notes had priced on January 31, 2012 and we had determined the comparable yield on that date, it would have been an annual rate of 3.08%, compounded semi-annually. The actual comparable yield that we will determine for the notes may be more or less than 3.08% and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Fund or any of the component equity securities of the Basket Indices, any futures contracts or exchange-traded or over-the-counter instruments based on the Dow Jones-UBS Commodity IndexSM, or the securities held by the Basket Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 6-I dated November 14, 2011 and in the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

•	MARKET RISK — The return on the notes at maturity is linked to the performance of the Basket, and will depend on whether, and the extent to which, the Basket Return is positive. YOU WILL RECEIVE NO MORE THAN THE PRINCIPAL AMOUNT OF YOUR NOTES PLUS THE MINIMUM AMOUNT AT MATURITY IF THE BASKET RETURN IS ZERO OR NEGATIVE.
•	THE NOTES MIGHT NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS THE MINIMUM AMOUNT — You may receive a lower payment at maturity than you would have received if you had invested directly in the Basket Fund or any of the component equity securities of the Basket Indices or the securities held by the Basket Fund, the commodity futures contracts included in the Dow Jones-UBS Commodity IndexSM or in the securities composing the Basket Components or contracts related to the Basket Indices. If the Ending Basket Level does not exceed the Starting Basket Level, the Additional Amount will be equal to the Minimum Amount. This will be true even if the value of the Basket was higher than the Starting Basket Level at some time during the term of the notes but falls below the Starting Basket Level on any of the Averaging Dates.
•	Credit Risk of JPMorgan Chase & Co. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, we are currently one of the companies that make up the S&P 500® Index and the Dow Jones Industrial AverageSM. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index, the Dow Jones Industrial AverageSM and the notes. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes decline.
•	THE ANNUAL AVERAGING CONVENTION USED TO CALCULATE THE ENDING BASKET LEVEL COULD LIMIT RETURNS — Your investment in the notes may not perform as well as an investment in an instrument whose return is based solely on the performance of the Basket. Your ability to participate in the appreciation of the Basket may be limited by reference to the annual averaging used to calculate the Ending Basket Level, especially if there is a significant increase in the level of the Basket during the latter portion of the term of the notes or if there is significant volatility in the Basket closing level during the term of the notes. Accordingly, you may not receive the benefit of the full appreciation of the Basket between each of the Averaging Dates or between the pricing date and the final Averaging Date.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Basket Components.
•	Certain BUILT-IN costs are likely to adversely affect the value of the notes prior to maturity — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
•	CHANGES IN THE LEVELS OR PRICES, AS APPLICABLE, OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — Movements in the level or price, as applicable, of the Basket Components may not correlate with each other. At a time when the level or price, as applicable, of one of the Basket Components increases, the level or price, as applicable, of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Return (which reflects the arithmetic average of the Basket Closing Levels on each of the Averaging Dates), increases in the level or price, as applicable, of one Basket Component may be moderated, or more than offset, by lesser increases or declines in the level or price, as applicable, of the other Basket Components. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level. Even if one or more of the Basket Components appreciate significantly over the term of the notes, you may receive not more than the principal amount of your notes plus the Minimum Amount at maturity.
JPMorgan Structured Investments —	TS-2
Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, Dow Jones Industrial AverageSM, the Dow Jones-UBS Commodity IndexSM and the iShares® MSCI EAFE Index Fund

•	CORRELATION OF PERFORMANCES AMONG THE COMPONENTS MAY REDUCE THE PERFORMANCE OF THE NOTES – Two of the Components, the S&P 500® Index and the Dow Jones Industrial AverageSM, which are benchmark indices for the U.S. equity markets, have historically been highly correlated. In addition, to a lesser extent, these two Basket Components have also historically exhibited correlation with the iShares® MSCI EAFE Index Fund, which seeks to track the performance of the MSCI EAFE Index, which in turn is a benchmark index for certain developed, non-U.S. equity markets. High correlation during periods of negative returns among the Basket Components, including among these three Basket Components, will offset any positive return from the remaining Basket Component and could have an adverse effect on your return on your investment at maturity.
•	PRICES OF COMMODITY FUTURES CONTRACTS ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY, WHICH COULD LEAD TO HIGH AND UNPREDICTABLE VOLATILITY IN THE Dow Jones-UBS Commodity IndexSM — Market prices of the commodity futures contracts included in the Dow Jones-UBS Commodity IndexSM tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodities underlying the commodity futures contracts included in the Dow Jones-UBS Commodity IndexSM. See “The Market Prices of the Commodities Underlying the Futures Contracts Included in the Dow Jones-UBS Commodity IndexSM Will Affect the Value of the Notes” below. Many commodities are also highly cyclical. These factors may affect the level of the Dow Jones-UBS Commodity IndexSM in varying ways, and different factors may cause the value of different commodities included in the Index, and the prices of the commodity futures contracts, to move in inconsistent directions at inconsistent rates. This, in turn, will affect the value of the notes linked, in part, to the Dow Jones-UBS Commodity IndexSM. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.
•	WE MAY DETERMINE THE ADDITIONAL AMOUNT ON YOUR NOTES EARLY IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, cause the calculation agent to determine the Additional Amount payable on the notes early, on the date on which the calculation agent determines that a commodity hedging disruption event has occurred, which may be significantly earlier than the scheduled final Averaging Date. If the Additional Amount for the notes is determined early as the result of a commodity hedging disruption event, the amount due and payable on the notes will be due and payable only at maturity and the amount you receive at maturity will not reflect any further appreciation of the Dow Jones-UBS Commodity IndexSM after such early determination. Please see “General Terms of Notes — Additional Index Provisions – A. Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement no. 6-I for more information.
•	COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — The commodity futures contracts that underlie the Dow Jones-UBS Commodity IndexSM are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the level of the Dow Jones-UBS Commodity IndexSM. Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your notes. Additionally, in accordance with the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission is drafting regulations that will affect market participants’ position limits in certain commodity-based futures contracts, such as futures contracts on certain agricultural commodities, energy commodities and metals. These proposed regulations, when final and implemented, may reduce liquidity in the exchange-traded market for such commodity-based futures contracts. Furthermore, we or our affiliates may be unable as a result of such restrictions to effect transactions necessary to hedge our obligations under the notes, in which case we may, in our sole and absolute discretion, cause the calculation agent to determine the Additional Amount payable on the notes early. See “We May Determine the Additional Amount on Your Notes Early If a Commodity Hedging Disruption Event Occurs” above.
•	THE MARKET PRICES OF THE COMMODITIES UNDERLYING THE FUTURES CONTRACTS INCLUDED IN THE Dow Jones-UBS Commodity IndexSM WILL AFFECT THE VALUE OF THE NOTES — The prices of the commodities upon which the futures contracts that compose the Dow Jones-UBS Commodity IndexSM are based are affected by numerous factors, including: changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, wars and acts of terror, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, general weather conditions, and agricultural, trade, fiscal and exchange control policies. Many commodities are also highly cyclical. These factors, some of which are specific to the market for each such commodity, may cause the value of the different commodities upon which the futures contracts that compose the Dow Jones-UBS Commodity IndexSM are based, as well as the futures contracts themselves, to move in inconsistent directions at inconsistent rates. This, in turn, will affect the value of the notes linked to the Dow Jones-UBS Commodity IndexSM. It is not possible to predict the aggregate effect of all or any combination of these factors.
•	THE DOW JONES-UBS COMMODITY INDEXSM IS AN EXCESS RETURN INDEX AND NOT A TOTAL RETURN INDEX — The notes are linked to an excess return index and not a total return index. An excess return index, such as the Dow Jones-UBS Commodity IndexSM, reflects the returns that are potentially available through an unleveraged investment in the contracts composing such index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.
•	OWNING THE NOTES IS NOT THE SAME AS OWNING ANY COMMODITY FUTURES CONTRACTS OR THE RELATED COMMODITIES – The return on your notes will not reflect the return you would realize if you actually held the commodity contracts composing the Dow Jones-UBS Commodity IndexSM or the related commodities. The Dow Jones-UBS Commodity IndexSM synthetic portfolio is a hypothetical construct that does not hold any underlying assets of any kind. As a result, a holder of the notes will not have any direct or indirect rights to any commodity contracts or the related commodities.
•	HIGHER FUTURES PRICES OF THE COMMODITY FUTURES CONTRACTS UNDERLYING THE Dow Jones-UBS Commodity IndexSM RELATIVE TO THE CURRENT PRICES OF SUCH CONTRACTS MAY AFFECT THE VALUE OF THE Dow Jones-UBS Commodity IndexSM AND THE VALUE OF THE NOTES — The Dow Jones-UBS Commodity IndexSM is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced with a contract for delivery in November. This
JPMorgan Structured Investments —	TS-3
Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, Dow Jones Industrial AverageSM, the Dow Jones-UBS Commodity IndexSM and the iShares® MSCI EAFE Index Fund

process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the November contract would take place at a price that is higher than the price of the October contract, thereby creating a negative “roll yield.” Contango could adversely affect the level of the Dow Jones-UBS Commodity IndexSM, the level of the Basket and thus the value of notes linked to the Dow Jones-UBS Commodity IndexSM. The futures contracts underlying the Dow Jones-UBS Commodity IndexSM have historically been in contango.
•	SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY MARKETS AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE LEVEL OF THE Dow Jones-UBS Commodity IndexSM, AND THEREFORE THE VALUE OF THE NOTES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Dow Jones-UBS Commodity IndexSM and, therefore, the value of your notes.
•	THE BASKET FUND, AND THUS THE NOTES THEMSELVES, ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of most of the equity securities held by the Basket Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Basket Fund, your notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Basket Fund trade. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities held by the Basket Fund denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the value of the Basket Fund will be adversely affected and the payment at maturity of the notes may be reduced.
•	THERE ARE RISKS ASSOCIATED WITH THE BASKET FUND — Although shares of the Basket Fund are listed for trading on NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Basket Fund or that there will be liquidity in the trading market. In addition, the Basket Fund is subject to management risk, which is the risk that the strategy of BlackRock Fund Advisors (“BFA”), the Basket Fund’s investment advisor, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, BFA may select up to 10% of the Basket Fund’s assets to be invested in securities not included in its Underlying Index but which BFA believes will help the Basket Fund track its Underlying Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA. Any of such actions could adversely affect the market price of the shares of the Basket Fund, and consequently, the value of the notes.
•	DIFFERENCES BETWEEN THE BASKET FUND AND THE MSCI EAFE INDEX — The Basket Fund does not fully replicate the MSCI EAFE Index, may hold securities not included in the Underlying Index and will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the Basket Fund and the Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Basket Fund and the Underlying Index. Finally, because the shares of the Basket Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Basket Fund may differ from the net asset value per share of the Basket Fund. For all of the foregoing reasons, the performance of the Basket Fund may not correlate with the performance of the Underlying Index.
•	An investment in the Notes is subject to risks associated with non-U.S. securities markets – The equity securities that compose the iShares® MSCI EAFE Index Fund have been issued by non-U.S. companies. Investments in notes linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE ANTI-DILUTION PROTECTION FOR THE BASKET FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Basket Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Basket Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Basket on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
•	the actual and expected volatility of the Basket Components;
•	the time to maturity of the notes;
•	the market price of the physical commodities upon which the futures contracts underlying the Dow Jones-UBS Commodity IndexSM are based;
•	the dividend rate on the equity securities underlying the Basket Indices or held by the Basket Fund;
JPMorgan Structured Investments —	TS-4
Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, Dow Jones Industrial AverageSM, the Dow Jones-UBS Commodity IndexSM and the iShares® MSCI EAFE Index Fund

•	interest and yield rates in the market generally as well as in each of the markets of the equity securities held by the Basket Fund;
•	the level of inflation;
•	the occurrence of certain events to the Basket Fund that may or may not require an adjustment to the Share Adjustment Factor;
•	a variety of economic, financial, political, regulatory and judicial events that affect the equity securities underlying the Basket Index or held by the Basket Fund, or stock markets generally;
•	the exchange rate and volatility of the exchange rate between the U.S. Dollar and each of the currencies in which the equity securities held by the Basket Fund trade and the correlation between those rates and the prices of shares of the Basket Fund; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
JPMorgan Structured Investments —	TS-5
Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, Dow Jones Industrial AverageSM, the Dow Jones-UBS Commodity IndexSM and the iShares® MSCI EAFE Index Fund

Sensitivity Analysis — Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The table below illustrates the payment at maturity (including the payment of the Additional Amount) on a $1,000 principal amount note for a hypothetical range of performances for the Basket Return from -80% to +80%, and reflects the Starting Basket Level of 100 and the Minimum Amount of $25.00 and assumes a Participation Rate of 100% (the actual Participation Rate will be set on the pricing date and will not be less than 100%). The Ending Basket Level is the arithmetic average of the Basket Closing Levels on each of the annual Averaging Dates and is not the Basket Closing Level on the final Averaging Date. For more information about how the Ending Basket Level is calculated, see “Sensitivity Analysis — Hypothetical Ending Basket Levels” below. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 120. Because the Ending Basket Level of 120 is greater than the Starting Basket Level of 100, the Additional Amount is equal to $200 and the final payment at maturity is equal to $1,200 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × [(120-100)/100] × 100%) = $1,200

Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 60. Because the Ending Basket Level of 60 is lower than the Starting Basket Level of 100, the Additional Amount is equal to the Minimum Amount of $25 and the final payment at maturity is equal to $1,025 per $1,000 principal amount note.

The hypothetical returns and hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

JPMorgan Structured Investments —	TS-6
Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, Dow Jones Industrial AverageSM, the Dow Jones-UBS Commodity IndexSM and the iShares® MSCI EAFE Index Fund

Sensitivity Analysis — Hypothetical Ending Basket Levels

The movement of the Basket over the term of the notes may have a significant effect on your payment at maturity because your return is calculated based on the arithmetic average of the Basket Closing Levels on each of the six annual Averaging Dates.

The following examples illustrate the determination of the Ending Basket Level, reflect the Starting Basket Level of 100 and the Minimum Amount of $25.00 and assumes a Participation Rate of 100% (the actual Participation Rate will be determined on the pricing date and will not be less than 100%). The following results are based solely on the hypothetical examples cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the tables below have been rounded for ease of analysis.

Example 1:

Averaging Date	SPX Return	DJI Return	DJUBS Return	EFA Return	Percent Change in Basket	Basket Closing Level
First	-5.00	-3.00%	-1.00%	6.00%	-0.75%	99.25
Second	0.00%	0.00%	0.00%	7.00%	1.75%	101.75
Third	15.00%	4.00%	1.00%	10.00%	7.50%	107.50
Fourth	30.00%	8.00%	2.00%	12.00%	13.00%	113.00
Fifth	45.00%	3.00%	3.00%	14.00%	16.25%	116.25
Final	75.00%	18.00%	18.00%	44.00%	38.75%	138.75
				Ending Basket Level:	112.75
				Basket Return:	12.75%
				Payment at Maturity:	$1,127.50

Because the level of the Basket initially decreases before steadily increasing over the term of the notes, the Ending Basket Level is less than the Basket Closing Level on the final Averaging Date. Under these circumstances, you will not receive the full benefit of the appreciation of the Basket between the pricing date and the final Averaging Date.

Example 2:

Averaging Date	SPX Return	DJI Return	DJUBS Return	EFA Return	Percent Change in Basket	Basket Closing Level
First	-2.00	-1.00%	-1.00%	8.00%	1.00%	101.00
Second	9.00%	5.00%	10.00%	15.00%	9.75%	109.75
Third	17.00%	2.00%	5.00%	18.00%	10.50%	110.50
Fourth	27.00%	19.00%	7.00%	16.00%	17.25%	117.25
Fifth	28.00%	13.00%	6.00%	6.00%	13.25%	113.25
Final	5.00%	14.00%	2.00%	-4.00%	4.25%	104.25
				Ending Basket Level:	109.33
				Basket Return:	9.33%
				Payment at Maturity:	$1,093.33

Because the level of the Basket increases steadily over most Averaging Dates before declining during the latter portion of the term of the notes, the Ending Basket Level is greater than the Basket Closing Level on the final Averaging Date. Under these circumstances, the annual averaging convention helps the notes outperform the appreciation of the Basket from the pricing date to the final Averaging Date.

Example 3:

Averaging Date	SPX Return	DJI Return	DJUBS Return	EFA Return	Percent Change in Basket	Basket Closing Level
First	-6.00	-1.00%	-2.00%	7.00%	-0.50%	99.50
Second	-13.00%	-5.00%	-1.00%	3.00%	-4.00%	96.00
Third	-11.00%	-7.00%	-6.00%	-2.00%	-6.50%	93.50
Fourth	-8.00%	-14.00%	-9.00%	-1.00%	-8.00%	92.00
Fifth	-1.00%	-2.00%	7.00%	16.00%	5.00%	105.00
Final	12.00%	7.80%	21.00%	38.00%	19.70%	119.70
				Ending Basket Level:	100.95
				Basket Return:	0.95%
				Payment at Maturity:	$1,025.00

Because the level of the Basket steadily declines for most of the term of the notes before increasing sharply during periods near maturity, the Ending Basket Level is less than the Basket Closing Level on the final Averaging Date. Under these circumstances, you will not receive the full benefit of the appreciation of the Basket between the pricing date and the final Averaging Date.

JPMorgan Structured Investments —	TS-7
Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, Dow Jones Industrial AverageSM, the Dow Jones-UBS Commodity IndexSM and the iShares® MSCI EAFE Index Fund

Hypothetical Graph of Amounts Payable at Maturity

The following graph demonstrates a subset of the hypothetical returns detailed in the table above (-30% to 40%). The numbers appearing in the graph have been rounded for ease of analysis. We cannot give you assurance that the performance of the Basket will result in a payment at maturity in excess of the $1,000 principal amount note plus the Minimum Amount, subject to the credit risk of JPMorgan Chase & Co.

JPMorgan Structured Investments —	TS-8
Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, Dow Jones Industrial AverageSM, the Dow Jones-UBS Commodity IndexSM and the iShares® MSCI EAFE Index Fund

Historical Information

The following graphs show the historical weekly performance of each Basket Component from January 6, 2006 through January 27, 2012. The last graph below shows the weekly performance of the Basket as a whole from January 6, 2006 through January 27, 2012 and assumes the Basket level on January 6, 2006 was 100 and that each Basket Component had a 25% weight in the Basket on that date. The closing level of the S&P 500® Index on January 31, 2011 was 1,312.41. The closing level of the Dow Jones Industrial AverageSM on January 31, 2012 was 12,632.91. The closing level of the Dow Jones-UBS Commodity IndexSM on January 31, 2012 was 144.1561. The closing price of the iShares® MSCI EAFE Index Fund on January 31, 2012 was $52.14. We obtained the index closing levels and index fund closing prices and other information below from Bloomberg Financial Markets, and accordingly, make no representation or warranty as to their accuracy or completeness.

The historical levels and prices of each Basket Component and the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing level or closing price, as applicable, of the Basket Components on any of the Averaging Dates. We cannot give you assurance that the performance of the Basket Components will result in any positive return on your initial investment.

JPMorgan Structured Investments —	TS-9
Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, Dow Jones Industrial AverageSM, the Dow Jones-UBS Commodity IndexSM and the iShares® MSCI EAFE Index Fund